Exhibit 10.2

CONFIDENTIAL RETIREMENT AND CONSULTING AGREEMENT

This Confidential Retirement and Consulting Agreement (“Agreement”) is entered into as of December 20, 2007 between KIMBALL HILL, INC. (“Company”) and William E. Long (“Long”).

In consideration of the mutual promises and agreements set forth in this Agreement, Company and Long agree as follows:

1.                                       Employment Separation.  Effective January 31, 2008 (“Retirement Date”), Long will retire and resign from employment and all offices and positions with Company and Company’s parents, subsidiaries and affiliates, including but not limited to the positions of member of the Management Committee and President and Chief Executive Officer of KH Financial, L.P. and Director and President of KH Financial Holding Company.  Long shall have no further rights, duties and authorities as an employee and shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement.  Upon Company’s request made from time to time, Long shall execute written resignations of his positions with Company and Company’s parents, subsidiaries and affiliates.

2.                                       Consideration for Release.  In exchange for Long’s Covenants in Section 6, Long’s Waiver and Release of Claims in Section 7, and Long’s Covenant Not To Sue in Section 8, and subject to the terms and conditions of this Agreement, Company shall retain and pay Long as a consultant after the Retirement Date in accordance with the provisions of Section 4 of this Agreement (the “Consulting Payments”).  These Consulting Payments are made in lieu of payments otherwise provided for under any Company policies, including without limitation Company’s Severance Pay Policy, and Long acknowledges that the Consulting Payments are good and valuable consideration to which Long is not otherwise entitled. If Long does not sign this Agreement or, after signing, cancels this Agreement, he shall receive only those benefits and payments required by law.

3.                                       Other Benefits and Compensation.

(a)                                  Vacation Pay.  Company will pay Long for any accrued and unused vacation days and floating holidays earned by Long as of the Retirement Date, except that if Long has taken unearned vacation days, Long’s final regular paycheck will be reduced to reflect the cost of such vacation days.

(b)                                 Continuing Health Benefits.  Company will continue to provide Long, through the group health benefits plans maintained by Company, with individual or family dental and vision coverage on substantially the same basis as active employees of Company until the earlier of the Consulting Termination Date (as hereinafter defined) or the last day of the month in which Long commences employment with another employer or the last day of the month in which Long ceases to pay for this coverage (the “Coverage Period”).  The Coverage Period shall not be taken into account as a period of continuation coverage for purposes of Part 6 of Title I of the

December 20, 2007	/s/ William E. Long
Date	William E. Long

Employee Retirement Income Security Act of 1974 (also known as the Consolidated Omnibus Budget Reconciliation Act or COBRA) or for purposes of any other obligation of Company to provide any continued coverage to Long (or, if applicable, to Long’s family) under any group health benefits plan maintained by Company.  Notwithstanding any provision in this Agreement to the contrary, Company reserves the right to amend, modify or terminate any group health benefit plan maintained by Company) and any such amendment, modification, or termination will apply to Long during the Coverage Period to the same extent that it applies to active employees of Company.

(c)                                  Withholding.  Company will withhold from the compensation and benefits payable to Long under this Agreement all appropriate deductions for employee benefits, if applicable, and all amounts necessary for Company to satisfy its withholding obligations under applicable tax laws.

4.                                       Consulting Agreement.

(a)                                  Effective as of February 1, 2008, Company will retain William E. Long as a non-exclusive consultant for the period February 1, 2008 through September 30, 2008 (the “Consulting Period”).  During the Consulting Period, Long will perform such services as may be requested from time to time by Company on an as-needed and part-time basis (not exceeding an average of 40 hours per month during the Consulting Period); provided that Long shall not be required to perform services for more than 60 hours during any calendar month without additional compensation to be agreed upon by Company and Long. Long will report to Company’s President and Chief Executive Officer. This Consulting Agreement shall terminate on September 30, 2008 (the “Consulting Termination Date”) and thereafter may be renewed only upon the written agreement of both parties.

(b)                                 Consulting Fees and Expense Reimbursements.

(1)                                  Company agrees to pay Long for the consulting services as follows:  (a) a monthly fee at the rate of $37,087.50 per month; and (b) a bonus fee in an amount equal to $148,350 multiplied by the Average Management Bonus Percentage, which shall be the percentage calculated by dividing the total amount of bonuses payable to members of Company’s senior managers (excluding the Executive Chairman and the President and Chief Executive Officer) by the total amount of target bonuses of those senior managers, as reasonably determined by Company as of the end of Company’s 2008 fiscal year ending September 30, 2008. Company will pay the bonus fee to Long contemporaneously with Company’s payment of 2008 fiscal year bonuses to Company’s senior managers, but in any event no later than January 31, 2009.

(2)                                  Company agrees to reimburse Long for all reasonable travel expenses (not including travel expenses for travel to and from Company’s offices in Rolling Meadows, Illinois) incurred on Company’s behalf that are necessary and incidental to the performance of the consulting services, provided that Long obtains the express prior written approval of Company for all such travel. The travel expenses for which Company will pay Long will be the actual, reasonable expenses of transportation, lodging and meals. Long agrees that extraordinary expenses shall not be incurred or reimbursed without the express prior written consent of Company.

(3)                                  Long agrees to submit an invoice to Company at the end of each month for the monthly fee due for such month.  Each invoice shall summarize the services performed by Long during such month. Long shall also submit a travel expense statement (including receipts) at the end of each month which details all reasonable travel expenses incurred by Long during that month.

(4)                                  Company will pay Long’s invoices net 10 days from date of receipt of invoice. Long agrees to pay and to be solely responsible for any and all taxes and insurance required by federal, state, or local laws, including but not limited to income taxes, social security taxes, property taxes, excise taxes, sales taxes, use taxes, retailers’ occupation taxes, service occupation taxes, workers’ compensation insurance, unemployment compensation insurance, and any other employment related or other taxes or insurance incurred or due as a result of the performance of the consultant services by Long under this Agreement or Company’s payment of monthly fees and the bonus fee to Long, including all obligations, reports and timely notifications relating to such matters. Company shall have no obligation to pay or withhold any sums for any such taxes or insurance on any amounts due or paid to Long for his consulting services.

(c)                                  Long shall perform the consulting services only as an independent contractor. Long acknowledges that Company does not control the method or manner in which Long performs his consulting services for Company. Under no circumstances shall Long be construed to be an employee or agent of Company, and he shall not be entitled to participate in any of Company’s employee benefit programs except as specifically provided otherwise in this Agreement. Company shall not be liable to pay wages, withhold any taxes, provide any insurance or other employee benefits, or otherwise be obligated to Long as an employer. Nothing in this Agreement shall be construed as creating a joint venture, partnership, or agency relationship between the parties.

5.                                       Stock Purchase.

(a)                                  Long agrees to sell, and Company agrees to purchase, effective as of the Retirement Date, all shares of common stock of the Company owned as of the date of this Agreement by Long, as Trustee of the William E. Long Revocable Trust, as amended (the “Trustee”), for an amount (the “Purchase Price”) equal to 14,984 multiplied by the per share Fair Market Value as of the Retirement Date determined in accordance with the provisions of this Section 5.

(b)                                 The Trustee currently owns 14,984 shares of common stock of Company, represented by Certificate No. 103 dated 12/29/2005 (5,000 shares), Certificate No. 113 dated 7/1/2006 (2,984 shares), Certificate No. 114 dated 7/1/2006 (2,000 shares), and Certificate No. 119 dated 9/28/2006 (5,000 shares) (collectively, the “Company Stock”). Long, jointly and severally in his individual capacity and as the Trustee, represents and warrants that the Trustee is the lawful owner of, and has the complete right, title, and interest in and to the Company Stock, free and clear of any and all liens, encumbrances, or rights of third parties, that the Trustee has not sold, transferred, pledged or assigned the Company Stock, and that the Trustee has full power to sell, transfer and assign the Company Stock to Company in accordance with the terms of this Agreement.

(c)                                  Company and Long, individually and in his capacity as the Trustee, agree that the per share Fair Market Value of Company Stock as of the Retirement Date will be the value determined by Company’s Stock Option Committee (the “Committee”) organized pursuant to the Company’s Incentive Stock Option Plan (the “Plan”). The parties understand that the Trustee of the Company’s Employee Stock Ownership Plan (the “ESOP”) will make a determination of the per share fair market value of the Company’s common stock as of December 31, 2007 for purposes of the ESOP (the “ESOP Valuation”). Long, individually and in his capacity as the Trustee, agrees that the Committee may determine, in its discretion, that the per share Fair Market Value as of the Retirement Date is the per share fair market value of the Company’s common stock as of December 31, 2007 determined by the Trustee of the ESOP, and further agrees to accept the Committee’s determination for all purposes of this Agreement. Company and Long anticipate that the Trustee of the ESOP will notify Company of the ESOP Valuation in February, 2008 and that the Committee will make its determination of Fair Market Value thereafter.  Within one week after the Committee’s determination of Fair Market Value as of the Retirement Date, Company will notify Long of (1) the ESOP Valuation as determined by the Trustee of the ESOP and (2) the Fair Market Value as determined by the Committee.

(d)                                 Long, individually and in his capacity as the Trustee, agrees to deliver to Company the following documents not later than one week after his receipt of the notification of the ESOP Valuation as determined by the ESOP Trustee and the Fair Market Value as determined by the Committee:

(1)                                  Certificate No. 103 dated 12/29/2005, Certificate No. 113 dated 7/1/2006, Certificate No. 114 dated 7/1/2006, and Certificate No. 119 dated 9/28/2006  (collectively, the “Certificates”); and

(2)                                  Executed Stock Powers for all the aforesaid stock certificates in substantially the form of Exhibit A to this Agreement.

Long, individually and in his capacity as the Trustee, will deliver the Certificates and the executed Stock Powers to Company on the Retirement Date, provided that Long has not cancelled this Agreement pursuant to Section 7 of this Agreement. Title to the Company Stock will vest in Company immediately upon Long’s delivery of the Certificates and the executed Stock Powers to Company. If Long has cancelled this Agreement pursuant to Section 7 of this Agreement, then Long, individually and in his capacity as the Trustee, will have no obligation under this Section 5 to deliver the Certificates and the Stock Powers to Company.

(e)                                  Payment of Purchase Price.

(1)                                  Long, individually and in his capacity as the Trustee, acknowledges that the Company’s loan and financing agreements, including the Trust Indenture (the “Trust Indenture”) with respect to the $203 million in principal amount of 10½% senior subordinated notes due 2012 that subsequently were registered with the Securities and Exchange Commission and the Credit Agreement (the “Credit Agreement”) with respect to the Company’s $500 million revolving credit facility, as they may be amended, modified, refinanced, or replaced in the future, place various limitations, restrictions and constraints upon the Company’s ability to redeem shares from its shareholders.

(2)                                  Provided that Long, individually and in his capacity as the Trustee, has delivered the Certificates and the executed Stock Powers to Company in accordance with this Section 5, within two weeks after Company’s receipt of the Certificates and executed Stock Powers, Company will pay the Purchase Price in full to Trustee, so long as Company is otherwise permitted to do so under the various limitations, restrictions and constraints contained in the Company’s loan and financing agreements, including without limitation the Trust Indenture and the Credit Agreement.

(3)                                  Notwithstanding anything in this Agreement to the contrary, under no circumstances will Company be obligated to make any payment of the Purchase Price if, in the reasonable opinion of Company, the payment is prohibited (a) by any restrictions which are contained in any loan agreement, any debt instrument, any equity financing agreement, or any similar agreement or commitment (including without limitation the Trust Indenture and the Credit Agreement), or (b) by any federal, state, or other securities law, or any other requirement of law or of any regulatory body with jurisdiction over the Company. If, in the Company’s reasonable opinion, a payment is prohibited by any such restrictions or laws, then the time periods provided for in this Agreement for making that payment shall be suspended at the election of the Company, and the Company shall make such payment as soon as, in Company’s reasonable opinion, it is permitted to do so under any such restrictions or laws. In addition, if Long has cancelled this Agreement pursuant to Section 7 of this Agreement, then Company will have no obligation to pay Trustee any portion of the Purchase Price for the Company Stock.

(4)                                  All payments of the Purchase Price shall be made, in Company’s discretion, either by wire transfer to a United States bank account designated by the Trustee or by check payable to the Trustee and mailed to the following address:

The check shall be mailed first class mail, postage prepaid, and each payment shall be considered made as of the date of mailing.

(5)                                  Long agrees to allow to expire and to not exercise any remaining stock options granted to him under the Stock Option Agreement between Company and Long dated April 15, 2004, as amended by the Agreement and Amendment dated September 30, 2005 and the Amendment to Stock Option Agreements dated August 1, 2006, respectively.

(6)                                  Long acknowledges and agrees that Company has made no representations to Long regarding any tax consequences to Long resulting from or relating to this Agreement, and Long agrees that any tax consequences to Long resulting from or relating to this Agreement shall be borne solely by Long.

6.                                       Long’s Covenants.  In order to protect the business, good will, confidential information, relationships and other proprietary rights of Company, Long agrees to the following:

(a)                                  Return of Company Property.  No later than one week after the Consulting Termination Date, Long will return to Company all Company property, including but not limited to:  identification cards; files; computer hardware, software, equipment and disks; cell phones; keys; Company owned or leased vehicles; credit cards; and financial records, customer lists, vendor information, and all other Confidential Information (as defined below) in Long’s possession.

(b)                                 Nondisclosure of Company’s Confidential Information.  Long acknowledges that he performed services for the Company that required the Company to disclose to him confidential business information and trade secrets (“Confidential Information”). Long further acknowledges that Company will continue to provide Long access to Confidential Information during the Consulting Period. Long agrees that he will keep all Confidential Information received from Company at any time strictly and absolutely confidential and that he will not directly or indirectly use or disclose to any person outside the Company, any Confidential Information of Company, or any Confidential Information received from or about third parties by Company. Long will use reasonable and prudent care to safeguard and prevent the unauthorized use or disclosure of Confidential Information. Long acknowledges and agrees that Confidential Information is any information relating to the Company and its employees, customers, trade partners, and development partners that is not generally available to the public, and includes information relating to the Company’s actual or anticipated business operations, including, but not limited to, information about the Company’s products, homebuilding designs and specifications, credit agreements, debt instruments, equity financing agreements, financial performance, projected financial performance, financial data, financial strategy, assets, liabilities, pricing, margins, loan origination practices, business systems, business plans, marketing plans, customer strategy, land acquisition strategy, land acquisition terms, land development strategy, the identity of Company’s subcontractors, vendors, suppliers, and partners, resources, technical analyses, and recruiting and compensation practices.

Long acknowledges and agrees that the Confidential Information is valuable and that breach of his confidentiality obligations will cause Company irreparable injury and damage that cannot be reasonably or adequately compensated by money damages. Long expressly agrees that Company shall be entitled to injunctive or other equitable relief in order to prevent a breach of his confidentiality obligations, in addition to any other remedies legally available to Company. Long expressly waives the claim that Company has an adequate remedy at law for breach of Long’s obligations under this Section 6.

(c)                                  Nonsolicitation of Employees. Long shall not, at any time prior to Consulting Termination Date or during the twelve (12) month period thereafter, solicit or participate in or promote the solicitation of any person who was employed by Company on the Consulting Termination Date to leave the employ of Company or, on behalf of himself or any other person, hire, employ, or engage any such person, or otherwise interfere with the performance of any person’s duties for the Company.  Long further agrees that, during such time, if a Company employee contacts Long about prospective employment, Long will inform such employee that he cannot discuss the matter further.

7.                                       Long’s Waiver and Release of Claims.  As a material inducement to Company to enter into this Agreement, and in consideration of Company’s promise to retain Long as a consultant and to make the Consulting Payments, Long knowingly and voluntarily releases and forever discharges Company, and all of its past, present, and future affiliates, parents, subsidiaries and related entities, and all of their past, present and future officers, directors, shareholders, employees, agents, attorneys and assigns (collectively, the “Releasees”), from any federal, state or local claims, demands, actions, liabilities, suits or causes of action, at law or equity or otherwise, and any and all rights to or claims for attorneys’ fees or damages (including back pay, compensatory, punitive, or liquidated damages) or equitable relief, which he has or may have against any or all of the Releasees, whether such claims are known or unknown, arising up until the Retirement Date, out of Long’s employment with Company or any of its affiliates or the termination of Long’s employment with Company or any of its affiliates except that Long does not waive any claims for workers’ compensation benefits or unemployment benefits.

This release includes, but is not limited to, rights and claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, ERISA, the Fair Labor Standards Act, any state or local human rights statute or ordinance, any claims or rights of action relating to breach of contract, breach of an employment agreement, breach of a bonus agreement, violation of personnel policies or handbooks, public policy, personal or emotional injury, defamation, libel, slander, additional compensation, or fringe benefits.  Long specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Long to exist. This release is not intended to waive or release any claim for failure to provide vested benefits under a Company-sponsored employee benefit plan to which Long is legally entitled. Nor does this release waive claims arising after the date of this Agreement or claims that otherwise cannot be released by law.

YOU UNDERSTAND THAT THIS SEPARATION AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS YOU MAY HAVE AGAINST COMPANY AS OF THE DATE OF THIS AGREEMENT.

This Agreement is presented to Long on or before December 20, 2007.  Long acknowledges that he has reviewed this Agreement in its entirety.  Long acknowledges that he has been granted at least twenty-one (21) days within which to consider this Agreement.  Long has, by this Agreement, been advised in writing to consult with legal counsel prior to executing this Agreement.  Long acknowledges that if he executes this Agreement prior to the expiration of twenty-one (21) days, or chooses not to consult legal counsel, he does so freely and knowingly, and waives any and all claims that such action or inaction would affect the validity of this Agreement.  Long further acknowledges that any changes to this Agreement, whether material or immaterial, do not restart the twenty-one (21) day period.

Long understands that he may cancel this Agreement at any time on or before the seventh day following the date on which he signs the Agreement.  To be effective, the decision to cancel must be in writing and delivered to Company, personally or by facsimile, on or before the seventh day after Long signs this Agreement, to the attention of:

JoAnn M. Peterson

Vice President, Human Resources

Kimball Hill Homes

5999 New Wilke Road

Rolling Meadows, IL  60008

Fax No.: (866) 556-1819

No Consulting Payments will be made until fifteen (15) days have elapsed after the date on which Company has received this Agreement signed by Long.  No payments will be due and owing under this Agreement and Company will not be obligated to purchase any shares of common stock owned by the Trustee if Long cancels this Agreement as provided in this Section 7.  All Consulting Payments shall be made by either personal delivery to Long or first class mail, postage prepaid, to Long at the following address and shall be considered paid as of the date of personal delivery or mailing, as the case may be:

William E. Long

8.                                       Long’s Covenant Not to Sue.  A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court or an arbitration. It is different from the Waiver and Release of Claims contained in Section 7 above. Besides waiving and releasing the claims covered by Section 7 above, Long further covenants and agrees not to sue the Company or any other Releasee based on any claim released by Long under Section 7 of this Agreement, except that this Agreement does not limit Long’s right to file a charge of discrimination against the Company under ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other administrative agency or to bring a lawsuit against the Company to challenge the validity of this

Agreement under the ADEA.  This Agreement does, however, waive and release Long’s right to recover money or other individual relief under ADEA or any other statute.

9.                                       Long’s Acknowledgments.  Long acknowledges and agrees that (i) Long has been paid for all hours worked, including overtime and vacation pay; (ii) Long has not suffered any on-the-job injury for which he has not already filed a claim; and (iii) this Agreement states fully all agreements, understandings, promises, and commitments as between Long and Company relating to the termination of Long’s employment and (iv) in deciding to sign this Agreement, Long has not relied on any representations, statements, agreements, understandings, promises, or commitments that are not expressly set forth in this Agreement.

10.                                 Agreement Not to Seek Future Employment.  Long agrees he will not apply for employment or otherwise request to be considered for employment with the Company or any other Releasee. Violation of this provision alone shall be a lawful basis for denying reemployment in the event Long does seek such reemployment. In the event the Company or any of the Releasees hires Long, Long understands and agrees that the Company or the Releasees will have automatic cause to terminate Long’s employment and that the termination of Long’s employment shall not constitute a violation of any federal, state, or local law, judicial decision, order, or regulation. Long further agrees and acknowledges that he hereby voluntarily waives, releases, discharges and acquits any such cause of action, if any.

11.                                 Arbitration.

(a)                                  Excepting only the claims identified in Subparagraph (b) below, any and all disputes and claims arising out of or relating to Long’s employment by the Company or Long’s consulting relationship with the Company, including any disputes or claims relating to this Agreement, that are not resolved by negotiation between the parties shall be submitted to mediation administered by the American Arbitration Association (the “AAA”) by one mediator under its Employment Arbitration Rules and Mediation Procedures in effect at the time of filing of the demand for mediation. If the dispute or claim is not resolved through mediation, then it shall be submitted exclusively to final and binding arbitration administered by the AAA under its Employment Arbitration Rules and Mediation Procedures in effect at the time of filing of the demand for arbitration.

(b)                                 This arbitration agreement excludes only the following matters:  (i) a claim for workers’ compensation benefits; (ii) a claim for unemployment benefits; (iii) the right to file a charge of discrimination with an administrative agency (except that any subsequent claim brought by Long against the Company for individual relief pursuant to a right-to-sue letter is covered by this agreement and must be arbitrated); and (iv) the right to file a charge alleging any unfair labor practice under the NLRA. All other disputes and claims between Long and the Company shall be arbitrated. In addition, any action by Company to obtain injunctive relief for breach of Long’s confidentiality obligations under Section 6 of this Agreement may be maintained in a court of competent jurisdiction.

(c)                                  A request for arbitration shall be filed in writing with the AAA and a copy shall be provided to the other party. All questions regarding the arbitrability of a dispute or claim (including all claims that fraud or misrepresentation induced either party to sign this arbitration agreement) will be resolved by the arbitrator. Unless the parties agree otherwise in writing, there shall be one arbitrator. Arbitration shall be held in Chicago, Illinois or such other place as the parties may mutually agree. The arbitrator may grant any remedy or relief that a court of competent jurisdiction would be authorized to award under applicable law. The decision or award of the arbitrator shall be in writing and shall include the reasons for the arbitrator’s decision. The decision of the arbitrator shall be final and binding on both parties, and judgment upon the arbitral award may be entered in any court of competent jurisdiction.

(d)                                 Unless otherwise provided by law, each party shall pay its own expenses, including without limitation attorneys’ fees and costs (including the cost of experts), except that the Company shall pay all of the AAA filing and administrative fees and all of the fees of the arbitrator assigned by the AAA to resolve the dispute or claim.

(e)                                  In the event that either party files, and is allowed by the courts to prosecute, a court action on any dispute or claim, then you and the Company also agree to waive the right to request a jury trial, and we both understand and acknowledge that by signing this agreement, we are both giving up any right to have any disputes or claims relating to your employment decided in a trial by jury.

12.                                 Non-Assignment.  This Agreement is personal to Long, and Long may not assign, transfer, or pledge this Agreement or any rights or payments arising under this Agreement.

13.                                 Governing Law.  This Agreement shall be governed by the laws of the State of Illinois, excluding its choice of laws rules.

14.                                 Severability.  If any provision of this Agreement is found by a tribunal of competent jurisdiction to be invalid or unenforceable, in whole or in part, then that provision shall be deemed to be modified or restricted in the manner necessary to render it valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law.

15.                                 Entire Agreement.  This Agreement is a complete agreement and states fully all agreements, commitments, promises, and understandings between Long and Company as to the separation of Long from employment by Company. This Agreement supersedes any and all prior agreements, whether oral or written, between Long and Company. Except as expressly provided in this Agreement, Long is not entitled to any other or further compensation or remuneration from Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of December 20, 2007.

William E. Long		Company

/s/ William E. Long		By:	/s/ C. Kenneth Love

		Its:	Chief Executive Officer

Date:	December 20, 2007	Date:	December 20, 2007

William E. Long, Trustee of the William E. Long Revocable Trust, as amended (the “Trust”), hereby accepts and agrees to all provisions of this Agreement applicable to the Trust, including without limitation the provisions of Section 4 of this Agreement, on and as of the day and year set forth below:

William E. Long
Trustee of the William E. Long Revocable Trust, as amended

Date:	December 20, 2007